UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 13, 2023, Signing Day Sports, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC, as representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 1,200,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”). Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the Shares, the Company agreed to sell the Shares to the underwriters at a purchase price (the “Offering Price”) of $4.65 (93% of the public offering price per share of $5.00, after deducting underwriting discounts and commissions and before deducting a 1% non-accountable expense allowance). The Company also granted the Representative a 45-day over-allotment option to purchase up to an additional 180,000 shares of Common Stock at the Offering Price, less the non-accountable expense allowance, from the Company, representing 15% of the Shares. The Company also agreed to issue the Representative one or more warrants to purchase a number of shares of Common Stock which is equal to 7% of the aggregate number of shares of Common Stock sold in the Offering (the “Representative’s Warrant”). The Representative’s Warrant will have an exercise price of $6.75 per share, which is equal to 135% of the public offering price, subject to adjustment, a cashless exercise provision, and may be exercised at any time for five years following the closing date of the Offering.

The closing of the Offering took place on November 16, 2023. At the closing, the Company sold the Shares for total gross proceeds of $6,000,000. After deducting underwriting discounts and commissions, the non-accountable expense allowance, and other expenses from the Offering, the Company received net proceeds of approximately $4.8 million. The Company also issued the Representative’s Warrant to the Representative for the purchase of 84,000 shares of Common Stock.

The offer and sale of the Shares, and the issuance of the Representative’s Warrant, were registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-271951), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2023, and declared effective by the SEC on November 13, 2023, and by means of the final prospectus, dated November 13, 2023, filed with the SEC on November 15, 2023 pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds from the Offering for product and technology development, expansion of the Company’s sales team and marketing efforts, and for general working capital and other corporate purposes, including repayment of indebtedness used for working capital.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers, directors, and certain stockholders who, prior to the Offering, held shares of Common Stock, have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the Common Stock or securities convertible into or exercisable or exchangeable for the Common Stock for a period of 12 months, from the date on which the trading of the Common Stock commences, without the prior written consent of the Representative.

The Underwriting Agreement and the Representative’s Warrant are filed as Exhibit 1.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K (this “Current Report”), and the description of the material terms of the Underwriting Agreement and the Representative’s Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01. Other Events.

On November 13, 2023, the Company issued a press release announcing the pricing of the Offering. On November 16, 2023, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 to this Current Report, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated November 13, 2023, by and between Signing Day Sports, Inc. and Boustead Securities, LLC (as representative of the underwriters named therein)
4.1	Representative’s Warrant issued to Boustead Securities, LLC, dated November 16, 2023
99.1	Press Release dated November 13, 2023 regarding pricing of the Offering
99.2	Press Release dated November 16, 2023 regarding closing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2023	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer and President

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